Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statements of Hexcel Corporation on Form S-3 (No. 333-107432 and No. 333-103664) and Form S-8 (No. 333-104158, No. 333-104159, No. 104160, No. 333-01225, No. 333-31125, No. 333-36099, No. 333-36163, No. 333-57223, No. 333-83745, No. 333-83747, No. 333-46472, No. 333-46476, No. 333-46626, No. 333-67944, No. 333-67946, No. 333-90060, No. 333-90062, and No. 333-85196) of our report dated February 27, 2004 relating to the financial statements of BHA Aero Composite Parts Co., Ltd. as of December 31, 2003 and 2002 and for each of the three years ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to BHA Aero Composite Parts Co., Ltd.’s ability to continue as a going concern) appearing in this Annual Report on Form 10-K of Hexcel Corporation for the year ended December 31, 2003.

/s/ Deloitte Touche Tohmatsu

Deloitte Touche Tohmatsu

Beijing, China
March 11, 2004